MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Inbit Corp.

We consent to the use of our report dated February 2, 2016 with respect to the financial statements of Inbit Corp. as of December 31, 2015 and 2014 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the year ended December 31, 2015 and for the period from September 30, 2014 (inception) through December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Form 10-K/A.

Michael Gillespie & Associates, PLLC

Seattle, Washington

November 30, 2017

/S/ Michael Gillespie & Associates, PLLC